Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
            Senior Vice President, Chief Financial Officer
               M/I Homes, Inc.
               (614) 418-8011

M/I Homes
Announces Sale of Senior Notes

Columbus, Ohio (June 3, 2005) - M/I Homes, Inc. (NYSE:MHO) announces that it has sold $50 million of its senior notes in a private placement. The notes were sold as an add-on to the company's existing $150 million 6.875% senior notes due 2012, bringing the aggregate total to $200 million. The sale is subject to customary closing provisions and is expected to close on June 10, 2005. The Company intends to use the proceeds to repay amounts outstanding under its revolving credit facility.

The purchaser has informed M/I Homes that they will sell the add-on notes within the United States to qualified institutional buyers in accordance with Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933. The add-on senior notes to be sold in this transaction will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement does not constitute an offer to sell or the solicitation of an offer to buy such notes in any jurisdiction in which such an offer or sale would be unlawful and is issued pursuant to Rule 135(c) under the Securities Act of 1933.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.